Exhibit 5.1
[Letterhead of American International Group, Inc.]
July 17, 2009
American International Group, Inc.
70 Pine Street
New York, New York 10270
Ladies and Gentlemen:
          In connection with the registration under the Securities Act of 1933 (the “Act”) of an indeterminate aggregate initial offering price or number of shares of common stock, par value $2.50 per share (the “Common Stock”), shares of preferred stock, par value $5.00 per share (the “Preferred Stock”), or depositary shares (evidenced by depositary receipts) representing interests in shares of Preferred Stock (collectively, the “Securities”) of American International Group, Inc., a Delaware corporation (the “Company”), I, as Senior Vice President and Deputy General Counsel of the Company, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, I advise you that, in my opinion:
     (1) When the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act, the terms of the sale of the Common Stock have been duly established in conformity with the Company’s Amended and Restated Certificate of Incorporation so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and include a number of shares to be issued not in excess of the number of shares then authorized and not outstanding or reserved for issuance, and the Common Stock has been duly issued and sold for a price per share determined by the Company’s Board of Directors which is not less than the par value thereof, the Common Stock will be validly issued, fully paid and nonassessable.
     (2) When the Registration Statement has become effective under the Act, the terms of the Preferred Stock and of its issuance and sale have been duly established in conformity with the Company’s Amended and Restated Certificate of Incorporation so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and include a number of shares to be issued not in excess of the number of shares then authorized and not outstanding or reserved for issuance, a certificate of designations with respect to the Preferred Stock has been duly filed with the Secretary of State of the State of Delaware, and the Preferred Stock has been duly issued and sold for a price per share determined by the Company’s Board of Directors which is not less than the par value thereof, the Preferred Stock will be validly issued, fully paid and nonassessable.
     (3) When the Registration Statement has become effective under the Act, the terms of the deposit agreement under which the depositary shares are to be issued (the “Deposit Agreement”) have been established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Deposit Agreement has been duly authorized, executed and delivered by the parties thereto, the terms of the depositary shares and of their issuance and sale have been duly established in conformity with the Deposit Agreement so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Preferred Stock represented by the depositary shares has been duly authorized and validly issued and is delivered to the depositary, and the depositary receipts evidencing the depositary shares have been duly issued against deposit of the Preferred Stock in accordance with the Deposit Agreement and issued and sold for a price determined by the Company’s Board of Directors which is not less than the par value of the underlying shares of Preferred Stock represented thereby, the depositary receipts evidencing the depositary shares will be validly issued, fully paid and nonassessable.
          The foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.
          I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.
          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Validity of the Common Stock and Preferred Stock” in the prospectus included in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ Kathleen E. Shannon
Kathleen E. Shannon